Exhibit 99.1


News Release


                        MMC REPORTS THIRD QUARTER RESULTS


NEW YORK, NEW YORK, November 9, 2004--Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the third quarter and nine months ended September 30, 2004.

                              Financial Highlights
                              --------------------

| | Initiatives lead to annual cost savings of approximately $400 million

| | MMC established a $232 million reserve to be used in connection with any settlement agreement that may be reached with the New York Attorney General

| | Near-term impact of eliminating market services agreements outlined

| | $40 million settlement agreement in principle reached with the SEC concerning Putnam's disclosure of brokerage allocation practices prior to
    2004

| | Third quarter 2004 consolidated revenues increased 5 percent to $3 billion;
    net income was $21 million or $.04 per share

| | Operating cash flow was strong in the third quarter

Since the New York Attorney General filed a civil lawsuit on October 14, MMC has acted quickly and decisively to address legal and regulatory issues and restore confidence in the company. New leadership was installed. Michael G. Cherkasky was named president and chief executive officer of MMC upon the resignation of Jeffrey W. Greenberg, former chairman and
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                                       2


chief executive officer. Mr. Cherkasky was also named chairman and chief executive officer of Marsh Inc., MMC's risk and insurance services subsidiary. Previously, Mr. Cherkasky was chief executive officer of the company's Kroll business unit.

Robert F. Erburu, former chairman of The Times Mirror Company, was named lead director of the MMC Board of Directors and chairs a special committee of outside MMC directors working to resolve the company's legal and regulatory matters.

Mr. Cherkasky said: "This has been a difficult time for the company. We are determined to address the issues at hand and committed to regaining the trust and confidence of our clients, employees, and shareholders. We recognize the seriousness of the problems we are facing and are moving quickly to correct them. This will require the effort and dedication of our people throughout the organization. We are fortunate to have the talent, strength, and capabilities to move forward.

"We recently announced industry-leading reforms to Marsh's business model including the elimination of market services agreements with insurers and complete transparency in all dealings with and on behalf of clients. We will continue to consider any modifications that are in the best interest of our clients.

"Across MMC's businesses, it is critical to preserve the capabilities to serve clients and the capacity to support staff development. Employees are the lifeblood of our organization, and we know they have been hurt by the situation at Marsh. As a result, we are in the process of developing compensation programs to retain, motivate, and reward employees.

"We are examining all parts of the company's cost structure to identify areas where expenses can be reduced appropriately. Discretionary expenses are under review as are ways to increase efficiencies through technology and other methods such as consolidating facilities. Unfortunately, we must also adjust staff levels based on the realities of the marketplace and our current situation. On a global basis, we are reducing staff by 5 percent, or approximately 3,000 positions, with three quarters coming from risk and insurance services. This is a difficult but necessary step, and we are committed to carrying out these reductions fairly. This includes staff reductions associated with the previously announced combination of the defined contribution administration business of Putnam with Mercer's human resources outsourcing operations as well as the integration of Kroll.

"We expect the decisions we are announcing today to result in pretax restructuring charges of approximately $325 million over the next six months. The elimination of certain discretionary expenses and the effect of the restructuring should result in annual cost savings of approximately $400 million when fully implemented. These initiatives will allow us to continue to provide excellent service to clients, make the best use of our global capabilities, and establish a level of profitability that will contribute to maximizing long-term value for shareholders."

                              Third Quarter Results
                              ---------------------

MMC's consolidated revenues for the quarter ended September 30, 2004 increased 5 percent to $3 billion. Net income declined to $21 million from $357 million in the third quarter of 2003. Earnings per share declined to $.04 from $.65 last year. In the quarter, earnings per share was reduced by $.27 as a result of the reserve for Marsh's possible regulatory settlements, $.16 due to the decline in market services revenues, $.07 because of the Putnam SEC settlement in principle, and $.05 by the increase in MMC's tax rate. For the nine months of 2004, consolidated revenues rose 8 percent to $9.2 billion. Net income declined to $856 million from $1.2 billion, and earnings per share declined to $1.60 from $2.12.

Risk and Insurance Services
---------------------------
Risk and insurance services revenues in the third quarter rose 8 percent to $1.8 billion. Insurance marketplace conditions were competitive during the quarter, with rate decreases across most lines of commercial property and casualty insurance. Underlying revenues for risk and insurance services, including the impact of market services agreements, declined 7 percent, reflecting a 13 percent decline in risk management and insurance broking and a 3 percent decline in reinsurance broking and services. Excluding the effect of market services agreements, underlying growth in risk and insurance services revenues would have been 1 percent compared with last year's third quarter. New business in insurance and reinsurance broking largely offset the effect of the declines in insurance premium rates. Kroll, acquired in July 2004, is contributing to Marsh's risk services offerings, producing strong revenue and earnings growth in the quarter. Excluding the effect of Kroll, underlying revenue growth in risk consulting and technology was 6 percent. Related insurance services revenues increased 13 percent resulting from strong growth in claims management operations as well as MMC Capital.

Market services revenues declined to $46 million in the third quarter of 2004 from $177 million in the prior year. Due to the filing of the New York Attorney General's civil complaint, MMC was unable to complete the normal process to verify amounts earned or determine that the collection of these amounts was reasonably assured for certain contracts. As a result, MMC did not accrue a significant portion of market services revenues expected from placement activity in the third quarter. Almost all the decline in market services revenues in the third quarter is due to the above factors and not to a decline in the amount of business placed. Although some insurance companies have indicated they may delay payments until the issues concerning market services agreements are clarified, MMC intends to collect all market services revenues earned prior to October 1, 2004. Any such amounts not accrued at September 30, 2004 will be recognized in revenues when collected. No market services revenues will be earned for placements made after September 30, 2004. A reserve of $232 million was established as the minimum potential liability in connection with any settlement agreement that may be reached with the New York Attorney General.

Mercer
------
Mercer performed well in the quarter. Revenues increased 11 percent to $766 million from $690 million, and operating income rose 11 percent to $106 million from $96 million. Underlying revenue growth was 3 percent, reflecting growth of 17 percent in management and organizational change consulting, 6 percent in human capital consulting, and 7 percent in economic consulting. Retirement services revenues were essentially flat.

Putnam
------
Putnam's revenues in the third quarter declined 16 percent to $429 million. Average assets under management during the third quarter were $209 billion, a decline of 23 percent from the third quarter of 2003. Total assets under management on September 30, 2004 were also $209 billion, comprising $140 billion of mutual fund assets and $69 billion of institutional assets. Putnam reached a $40 million settlement agreement in principle with the Securities and Exchange Commission concerning its disclosure of brokerage allocation practices prior to 2004. This entire amount will be distributed to Putnam's mutual funds. The settlement remains subject to final documentation and approval by the Commissioners of the SEC. Including the effect of the settlement, operating income declined 60 percent to $55 million.

Other
-----
Cash flow continued to be strong in the quarter. Cash flow from operations was approximately $660 million in the third quarter of 2004 and $1.4 billion for the nine months. During the third quarter, MMC did not repurchase any of its common shares.

MMC's effective tax rate of 65.8 percent in the third quarter reflects the impact of Putnam's nondeductible settlement of $40 million, changes in the geographic mix of MMC's income, and the establishment of the $232 million reserve for any possible settlement agreement for Marsh. The effective tax rate for ongoing operations is 34.5 percent. The effective tax rate of 37.8 percent for the nine months of 2004 also includes the first quarter impact of Putnam's regulatory settlements of $100 million and the World Trade Center settlement gain of $105 million.

Conference Call
---------------
A conference call to discuss third quarter results will be held at 11:00 a.m. ET today. To participate in the live teleconference, please dial (888) 578-6632 (U.S.) or (719) 955-1565 (international). The live audio webcast (which will be listen-only) may be accessed at www.mmc.com. A replay of the webcast will be available beginning approximately two hours after the event. A continuous telephone replay will be available beginning at 2:00 p.m. ET on Tuesday, November 9 and continuing through 11:00 p.m. ET on Tuesday, November 16, 2004.
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                                       6


To listen to the replay, please dial (888) 203-1112 (U.S.) or (719) 457-0820 (international). The access code for both numbers is 876772.

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.



This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, elimination of market services agreements ("MSA"), capital structure, existing credit facilities, access to commercial paper markets, pension funding, the adverse consequences arising from market-timing issues at Putnam, including fines and restitution, the matters raised in the complaint filed by the New York Attorney General's Office stating a claim for, among other things, fraud and violations of New York State antitrust and securities laws, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies, and matters relating to MMC's operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts' reports and opinions, and long-term trends, as well as management's expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained herein include, in the case of MMC's risk and insurance services business, changes in competitive conditions, the impact of litigation and other matters concerning the claims brought by the New York Attorney General's Office and state insurance regulators, loss of clients, inability to collect previously accrued MSA revenue, movements in premium rate levels, the conditions for the transfer of commercial risk and other changes in the global property and casualty insurance markets, natural catastrophes, mergers between client organizations, and insurance or reinsurance company insolvencies. Factors to be considered in the case of MMC's investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions, and the ability to maintain investment management and administrative fees at historic levels; and with respect to all of MMC's activities, the ability to amend or replace MMC's existing credit facilities to provide long-term support for commercial paper borrowings following the claims brought by the New York Attorney General, the continued strength of MMC's relationships with its employees and clients, the ability to successfully integrate acquired businesses and realize expected synergies, changes in general worldwide and national economic conditions, the impact of terrorist attacks, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC's operations, and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates.

Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to
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                                       7


reflect the occurrence of unanticipated events. Please refer to Marsh & McLennan Companies' 2003 Annual Report on Form 10-K for "Information Concerning Forward-Looking Statements," its reports on Form 8-K, and quarterly reports on Form 10-Q.

MMC is committed to providing timely and materially accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.

                                    Marsh & McLennan Companies, Inc.
                                   Consolidated Statements of Income
                                (In millions, except per share figures)
                                              (Unaudited)



                                                      Three Months
                                                          Ended           Nine Months Ended
                                                      September 30,         September 30,
                                                    ------------------   --------------------
                                                      2004      2003        2004        2003
                                                    --------  --------   ---------   --------

Revenue:
Service Revenue                                     $2,931    $2,809      $9,072      $8,490
Investment Income (Loss)                                38        28         143          64
                                                    --------  --------   ---------   --------
     Total Revenue                                   2,969     2,837       9,215       8,554
                                                    --------  --------   ---------   --------

Expense:
Compensation and Benefits                             1,716     1,486      4,947       4,339
Other Operating Expenses                              1,125       758      2,735       2,306
                                                    --------  --------   ---------   --------
     Total Expense                                    2,841     2,244      7,682       6,645
                                                    --------  --------   ---------   --------

Operating Income                                        128       593      1,533       1,909

Interest Income                                           6         6         15          19

Interest Expense                                        (55)      (48)      (153)       (137)
                                                    --------  --------   ---------   --------

Income Before Income Taxes and Minority
Interest Expense                                         79       551      1,395       1,791

Income Taxes                                             52       188        527         609

Minority Interest Expense, Net of Tax                     6         6         12          17
                                                    --------  --------   ---------   --------

Net Income                                           $   21    $  357     $  856      $1,165
                                                    ========  ========   =========   ========

Basic Net Income Per Share                            $0.04     $0.67      $1.64       $2.18
                                                    ========  ========   =========   ========

Diluted Net Income Per Share                          $0.04     $0.65      $1.60       $2.12
                                                    ========  ========   =========   ========

Average Number of
   Shares Outstanding - Basic                           521       531        522         534
                                                    ========  ========   =========   ========

Average Number of
   Shares Outstanding - Diluted                         533       550        536         550
                                                    ========  ========   =========   ========


                                                                                     Page 1 of 6

                                                 Marsh & McLennan Companies, Inc.
                                           Supplemental Information - Revenue Analysis
                                                           Third Quarter
                                                      (Millions) (Unaudited)


                                                                                            Components of Revenue Change
                                          Three Months Ended                          ----------------------------------------
                                             September 30,            % Change                       Acquisitions/
                                       --------------------------        GAAP         Underlying     Dispositions     Currency
                                            2004            2003       Revenue          Revenue         Impact         Impact
                                       -------------    ---------    -------------    -----------    -------------    --------
Risk and Insurance Services
Risk Management and Insurance Broking     $1,030          $1,134         (9)%             (13)%            1%             3%
Reinsurance Broking and Services             206             209         (1)%              (3)%            -              2%
Risk Consulting & Technology                 272              73        268%                6%           262%             -
Related Insurance Services                   266             224         18%               13%             4%             1%
                                       -------------    ---------
   Total Risk and Insurance Services       1,774           1,640          8%               (7)%           13%             2%
                                       -------------    ---------

Investment Management                        429             507        (16)%             (16)%            -              -
                                       -------------    ---------

Consulting
Retirement Services                          333             300         11%               (1)%            5%             7%
Management and Organizational Change         145             117         24%               17%             2%             5%
Health Care & Group Benefits                  99              99          1%               (2)%            -              3%
Human Capital                                108             100          9%                6%             -              3%
Economic                                      42              38          9%                7%             -              2%
                                       -------------    ---------
                                             727             654         11%                3%             3%             5%
Reimbursed Expenses                           39              36
                                       -------------    ---------
     Total Consulting                        766             690         11%                3%             3%             5%
                                       -------------    ---------

     Total Revenue                        $2,969          $2,837          5%               (6)%            8%             3%
                                       =============    =========

Notes to Consolidated Statements of Income and Supplemental Information:

The table below provides an analysis of revenue by quarter, which reflects reclassification of previously reported results:

                                          Three Months Ended     Three Months Ended    Three Months Ended    Three Months Ended
                                                March 31,              June 30,           September 30,         December 31,
                                          ------------------     ------------------    ------------------    ------------------
                                            2004        2003       2004        2003      2004       2003      2004        2003
Risk and Insurance Services               ------      ------     ------      ------    ------      ------    ------      ------
Risk Management and Insurance Broking     $1,411      $1,250     $1,284      $1,199    $1,030     $1,134         -      $1,298
Reinsurance Broking and Services             275         243        207         194       206        209         -         151
Risk Consulting & Technology                  75          70         80          70       272         73         -          87
Related Insurance Services                   233         210        246         217       266        224         -         239
                                          ------      ------     ------      ------    ------      ------    ------      ------
      Total Risk and Insurance Services    1,994       1,773      1,817       1,680     1,774      1,640         -       1,775
                                          ======      ======     ======      ======    ======      ======    ======      ======

The table below provides quarterly market services revenue for 2004 and 2003:

                                            ----------- -- ----------
                                                2004           2003
                                            ----------- -- ----------
 First Quarter                                $  211         $  173
 ------------------------------------------ ----------- -- ----------
 Second Quarter                                  211            202
 ------------------------------------------ ----------- -- ----------
 Third Quarter                                    46            177
 ------------------------------------------ ----------- -- ----------
    Nine Months Ended September 30,              468            552
 ------------------------------------------ ----------- -- ----------
 Fourth Quarter                                                 293
 ------------------------------------------ ----------- -- ----------
    Year Ended December 31,                                     845
 ------------------------------------------ ----------- -- ==========

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Underlying revenue for risk management and insurance broking decreased 13%, comprising an 11% decline related to market services agreements and a 2% decline related to other revenues.

Underlying revenue for the risk and insurance services segment decreased 7%, comprising an 8% decline related to market services agreements, partly offset by a 1% increase in other revenues.

Interest income on fiduciary funds amounted to $35 million and $30 million for the three months ended
September 30, 2004 and 2003, respectively.

Certain reclassifications have been made to prior year amounts to conform with current presentation.

                                               Marsh & McLennan Companies, Inc.
                                         Supplemental Information - Revenue Analysis
                                                     (Millions) (Unaudited)



                                                                                            Components of Revenue Change
                                           Nine Months Ended                          ----------------------------------------
                                             September 30,            % Change                       Acquisitions/
                                       --------------------------        GAAP         Underlying     Dispositions     Currency
                                            2004            2003       Revenue          Revenue         Impact         Impact
                                       -------------    ---------    -------------    -----------    -------------    --------
Risk and Insurance Services
Risk Management and Insurance Broking     $3,725          $3,583          4%              (1)%             1%            4%
Reinsurance Broking and Services             688             646          6%               4%              -             2%
Risk Consulting & Technology                 427             213        100%               9%             91%            -
Related Insurance Services                   745             651         14%              12%              1%            1%
                                       -------------    ---------
  Total Risk and Insurance Services        5,585           5,093         10%               2%              5%            3%
                                       -------------    ---------
Investment Management                      1,336           1,447         (8)%             (8)%             -             -
                                       -------------    ---------
Consulting
Retirement Services                        1,022             906         13%              -                5%            8%
Management and Organizational Change         420             315         33%              12%             16%            5%
Health Care & Group Benefits                 310             300          3%               1%              -             2%
Human Capital                                305             281          9%               3%              -             6%
Economic                                     123             109         12%              10%              -             2%
                                       -------------    ---------
                                           2,180           1,911         14%               3%              5%            6%
Reimbursed Expenses                          114             103
                                       -------------    ---------
    Total Consulting                       2,294           2,014         14%               3%              5%            6%
                                       -------------    ---------
    Total Revenue                         $9,215          $8,554          8%               1%              4%            3%
                                       =============    =========



Notes to Consolidated Statements of Income and Supplemental Information:

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Risk Consulting and Technology includes the operations of Kroll and Marsh Risk Consulting.

Related Insurance Services includes U.S. affinity, wholesale broking, underwriting management, claims management and
MMC Capital businesses.

Interest income on fiduciary funds amounted to $94 million and $91 million for the nine months ended September 30,
2004 and 2003, respectively.

Investment income (loss) includes realized and unrealized gains and losses from investments recognized in the income statement, as well as other than temporary declines in the value of "available for sale" securities. MMC's investments may include seed shares for mutual funds, direct investments, and investments in private equity funds. Costs related to the management of MMC's investments, including incentive compensation partially derived from investment income and loss, are recorded in operating expenses.

MMC's direct investment in AXIS is classified as an available for sale security. As restrictions on the sale of AXIS shares expire, changes in fair value are reflected on the Balance Sheet until realized. Trident II's investments are carried at fair value, in accordance with investment company accounting. MMC's proportionate share of the change in value of its investment in Trident II is recorded as part of investment income (loss) in the Consolidated Statements of Income.

Certain reclassifications have been made to prior year amounts to conform with current presentation.

                                    Marsh & McLennan Companies, Inc.
                                        Supplemental Information
                                         (Millions) (Unaudited)

                                                Three Months Ended   Nine Months Ended
                                                  September 30,        September 30,
                                                -------------------  -------------------
                                                 2004       2003       2004       2003
                                                --------   --------  --------  ---------
Operating Income Including Minority Interest
Expense:
Risk and Insurance Services (a)                 $  (6)    $  388     $1,086     $1,351
Investment Management (b)                          55        136        124        364
Consulting                                        106         96        308        278
Corporate (c)                                     (33)       (33)         3       (101)
                                                --------   --------  --------  ---------
                                                  122        587      1,521      1,892
                                                --------   --------  --------  ---------
Minority Interest Expense, Net of Tax,
Included Above:
Risk and Insurance Services                         5          3         12          9
Investment Management                               1          3          -          8
                                                --------   --------  --------  ---------
                                                    6          6         12         17
                                                --------   --------  --------  ---------
Operating Income                                $ 128      $ 593     $1,533    $ 1,909
                                                ========   ========  ========  =========
Segment Operating Margins:
Risk and Insurance Services                      (0.3)%     23.7%      19.4%      26.5%

Investment Management (d)                        12.8%      26.8%       9.3%      25.2%
Consulting                                       13.8%      13.9%      13.4%      13.8%

Consolidated Operating Margin                     4.3%      20.9%      16.6%      22.3%
Pretax Margin                                     2.7%      19.4%      15.1%      20.9%
Effective Tax Rate                               65.8%      34.0%      37.8%      34.0%

Shares Outstanding at End of Period               526        533

Potential Minority Interest Associated with the Putnam
     Equity Partnership Plan Net of Dividend Equivalent
     Expense Related to MMC Common Stock
     Equivalents                                   $-         $-        $(2)        $-

There were a number of notable items affecting results for the nine months ended September 30, 2004:

(a) During the third quarter of 2004, Risk and Insurance Services recorded a $232 million charge established to be used in connection with any settlement agreement MMC may reach with the New York Attorney General. This charge reduced net income by $144 million.

(b) Putnam's nine months results include: gains of $38 million related to the disposal of Putnam's interest in its Italian joint venture partner and related securities, which is recorded in investment income; a credit of $25 million related to the settlement with Putnam's former chief executive officer; non-deductible regulatory fines of $140 million related to settlement agreements with the Securities and Exchange Commission and the Office of the Secretary of the Commonwealth of Massachusetts; severance of $57 million; and costs related to regulatory matters and repositioning Putnam, including legal and audit costs of $36 million, communications costs of $16 million and other costs of $5 million. These items reduced Putnam's net operating income for the nine months ended September 30, 2004 by $186 million, after the impact of minority interest of $5 million, and reduced net income by $169 million.

(c) During the first quarter of 2004, MMC reached final settlement for insured losses totaling $278 million related to the World Trade Center ("WTC"). The replacement value of assets exceeded the book value by $105 million, which was recorded in Corporate as a reduction of other operating expenses and increased net income for the nine months ended September 30, 2004 by $63 million.

(d) In the third quarter of 2004, Putnam's contract for transfer agency services was converted from cost of service to a fixed rate per mutual fund shareholder account. As part of the change in the service fee contract, Putnam will incur certain expenses previously borne by the Putnam Mutual Funds. The change in the service fee calculation resulted in an increase in service fee revenue and expense incurred under the contract of approximately $20 million for the third quarter of 2004. The change in the service fee contract had an immaterial impact on operating income, but reduced the ongoing operating margin by approximately 100 basis points.

                                     Marsh & McLennan Companies, Inc.
                       Supplemental Information - Putnam Assets Under Management
                                          (Billions) (Unaudited)


                                    Sept. 30,   June 30,    March 31,   Dec. 31,    Sept. 30,
                                       2004        2004        2004        2003       2003
                                   ----------  ----------  ----------  ----------  ----------
Mutual Funds:
Growth Equity                         $  37       $  41       $  45       $  46      $  48
Value Equity                             39          41          42          43         42
Blend Equity                             27          28          30          32         36
Fixed Income                             37          38          40          42         45
                                    ----------  ----------  ----------  ----------  ----------
    Total Mutual Fund Assets            140         148         157         163        171
                                    ----------  ----------  ----------  ----------  ----------

Institutional:
Equity                                   40          39          44          51         76
Fixed Income                             29          26          26          26         25
                                    ----------  ----------  ----------  ----------  ----------
    Total Institutional Assets           69          65          70          77        101
                                    ----------  ----------  ----------  ----------  ----------
Total Ending Assets                    $209        $213        $227        $240       $272
                                    ==========  ==========  ==========  ==========  ==========

Assets from Non-US Investors           $ 36        $ 36        $ 38        $ 39       $ 39
                                    ==========  ==========  ==========  ==========  ==========

Average Assets Under Management:
    Quarter-to-Date                    $209        $216        $234        $259       $270
                                    ==========  ==========  ==========  ==========  ==========
    Year-to-Date                       $220        $225        $234        $258       $258
                                    ==========  ==========  ==========  ==========  ==========

Net New Sales/(Redemptions) including
Dividends Reinvested: (a)
    Quarter-to-Date                 $ (10.5)    $ (12.2)    $ (17.6)    $ (53.7)    $ (2.7)
                                    ==========  ==========  ==========  ==========  ==========
    Year-to-Date                    $ (40.3)    $ (29.8)    $ (17.6)    $ (60.7)    $ (7.0)
                                    ==========  ==========  ==========  ==========  ==========

Impact of Market/Performance on Ending
Assets Under Management             $  (2.1)    $  (1.4)    $   4.5     $  21.9     $  7.4
                                    ==========  ==========  ==========  ==========  ==========

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.

(a) Excludes the impact of the acquisition of PanAgora in July 2004, which increased assets under management by $8.2 billion.

                        Marsh & McLennan Companies, Inc.
                           Consolidated Balance Sheets

                                                   (Unaudited)
                                                   September 30,    December 31,
(In millions of dollars)                               2004             2003
                                                   -------------    ------------
ASSETS
Current assets:
Cash and cash equivalents                          $    577        $     665
Net receivables                                       2,979            2,703
Prepaid dealer commissions - current portion             98              150
Other current assets                                    360              330
                                                   ---------        ---------

   Total current assets                               4,014            3,848

Goodwill and intangible assets                        7,816            5,797

Fixed assets, net                                     1,385            1,389
Long-term investments                                   566              648
Prepaid dealer commissions                               30              114
Prepaid pension                                       1,294            1,199
Other assets                                          1,970            2,058
                                                  ----------       ----------
   TOTAL ASSETS                                     $17,075          $15,053
                                                  ==========       ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt                                   $   1,396        $     447
Accounts payable and accrued liabilities              1,867            1,511
Accrued compensation and employee benefits            1,135            1,263
Accrued income taxes                                    391              272
Dividends payable                                       180              166
                                                  ----------       ----------
  Total current liabilities                           4,969            3,659

Fiduciary liabilities                                 4,068            4,228
Less - cash and investments held in
       a fiduciary capacity                          (4,068)          (4,228)
                                                  -----------      -----------
                                                          -                -
Long-term debt                                        3,458            2,910
Other liabilities                                     2,990            3,033

Total stockholders' equity                            5,658            5,451
                                                  ----------       ----------
                                                    $17,075          $15,053
                                                  ==========       ==========



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